Exhibit 4.22

SECURITY AGREEMENT

dated as of December 17, 2003

among

EQUISTAR CHEMICALS, LP,

THE OTHER BORROWERS AND GUARANTORS PARTY HERETO

and

CITICORP USA, INC.,

as Administrative Agent

EXHIBITS:
Exhibit A	Perfection Certificate
Exhibit B	Security Agreement Supplement

i

SECURITY AGREEMENT

AGREEMENT (this “Agreement”) dated as of December 17, 2003 among Equistar Chemicals, LP, a Delaware limited partnership, the other Borrowers (if any) party hereto, the Guarantors (if any) party hereto and Citicorp USA, Inc. (“Citicorp”), as Administrative Agent.

WHEREAS, the Borrowers (as this and other capitalized terms are defined in Section 1 hereof) have entered into the Credit Agreement, pursuant to which the Borrowers intend to borrow funds and obtain letters of credit for the purposes set forth therein;

WHEREAS, the Borrowers are willing to secure their obligations under the Credit Agreement and the other Loan Documents, certain derivatives obligations and cash management obligations, by granting Liens on certain of their assets to the Administrative Agent as provided in the Collateral Documents;

WHEREAS, Equistar is willing to cause each Loan Party that is not a Borrower to guarantee the foregoing obligations of the Borrowers and to secure its guarantee thereof by granting Liens on certain of its assets to the Administrative Agent as provided in the Collateral Documents;

WHEREAS, the Lenders are willing to make loans and issue or participate in letters of credit under the Credit Agreement described in Section 1 hereof on the terms set forth therein if the foregoing obligations of the Borrowers are secured as described above;

WHEREAS, upon any foreclosure or other enforcement of the Collateral Documents, the net proceeds of the relevant Collateral are to be received by or paid over to the Administrative Agent and applied as provided in Section 8 hereof;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Definitions.

(a) Terms Defined in Credit Agreement. Terms defined in the Credit Agreement and not otherwise defined in Section 1(b) or 1(c) have, as used herein, the respective meanings provided for therein.

(b) Terms Defined in UCC. As used herein, each of the following terms has the meaning specified in the UCC:

Term	UCC
Account	9-102
Authenticate	9-102
Chattel Paper	9-102
Control	9-104
Deposit Account	9-102
General Intangibles	9-102
Instrument	9-102
Inventory	9-102
Record	9-102
Supporting Obligation	9-102

[Security Agreement]

(c) Additional Definitions. The following additional terms, as used herein, have the following meanings:

“Additional Secured Obligations” means the Secured Derivative Obligations and the Secured Cash Management Obligations.

“Administrative Agent” means Citicorp USA, Inc., in its capacity as administrative agent under the Loan Documents, and its successors in such capacity.

“BofA” means Bank of America, N.A., a national banking association.

“Borrowers” means Equistar and each other Borrower (if any) under the Credit Agreement.

“Cash Collateral Account” has the meaning set forth in Section 6.

“Citicorp” shall have the meaning assigned to that term in the recital of the parties hereto.

“Collateral” means all property, whether now owned or hereafter acquired, on which a Lien is granted or purports to be granted to the Administrative Agent pursuant to the Collateral Documents.

“Contracts” means all contracts for the sale, lease, exchange or other disposition of Inventory or the performance of services, whether or not performed and whether or not subject to termination upon a contingency or at the option of any party thereto.

“Credit Agreement” means the Credit Agreement dated as of December 17, 2003 among the Borrowers, the Lenders party thereto, BofA and Citicorp, as Co-Collateral Agents and Citicorp, as Administrative Agent.

“Derivative Obligations” means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (ii) forward foreign exchange contracts or currency swap agreements, (iii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency values and (iv) commodity price protection agreements or commodity price hedging agreements designed to manage fluctuations in prices or costs in raw materials, manufactured products or related commodities.

“Estimated Liquidated Amount” means, with respect to any Unliquidated Secured Obligation as of any date of determination, (i) in the case of a Secured Derivatives Obligation, the amount, if any, determined by and furnished to the Administrative Agent and the Borrowers on a weekly basis by the “calculation agent” in respect of such Secured Derivatives Obligation (if any) or by the counterparty in respect of such Secured Derivatives Obligation, which represents the current estimated counterparty risk over the life of such Secured Derivatives Obligation to such counterparty, (ii) in the case of any Letter of Credit, the maximum amount which may be drawn thereunder and (iii) in the case of any other Unliquidated Secured Obligation, the amount, if any, notified to the Administrative Agent and the Borrowers by the applicable Secured Party pursuant to Section 8(b) not more than two Business Days prior to such date as the maximum ascertainable amount of such Secured Obligation.

“Guarantor” means each Subsidiary (if any) listed on the signature pages hereof under the caption “Guarantors” and each Subsidiary that shall, at any time after the date hereof, become a “Guarantor” pursuant to Section 13.

“Intellectual Property” means the right to use any trademark, tradename, copyright, patent or other intellectual property, whether owned by or licensed to a Lien Grantor.

“Inventory Concentration Account” has the meaning set forth in Section 6.

“Lien Grantor” means each Borrower and each Guarantor.

“Liquid Investment” means (i) direct obligations of the United States or any agency thereof, (ii) obligations guaranteed by the United States or any agency thereof, (iii) time deposits and money market deposit accounts issued by or guaranteed by or placed with a financial institution reasonably acceptable to the Administrative Agent, and (iv) fully collateralized repurchase agreements for securities described in clause (i) or (ii) above entered into with a financial institution reasonably acceptable to the Administrative Agent, provided in each case that such Liquid Investment (x) matures within 30 days after it is first included in the Collateral and (y) is in a form, and is issued and held in a manner, that in the reasonable judgment of the Administrative Agent permits appropriate measures to have been taken to perfect security interests therein.

“Liquidated Secured Obligation” means, at any time, any Secured Obligation (or portion thereof) that is not an Unliquidated Secured Obligation at such time.

“Lockbox Account” has the meaning set forth in Section 6.

“own” refers to the possession of sufficient rights in property to grant a security interest therein as contemplated by UCC Section 9-203, and “acquire” refers to the acquisition of any such rights.

“Perfection Certificate” means, with respect to any Lien Grantor, a certificate substantially in the form of Exhibit A, completed and supplemented with the schedules contemplated thereby to the reasonable satisfaction of the Administrative Agent, and signed by an officer of such Lien Grantor.

“Permitted Liens” means (i) the Transaction Liens and (ii) any other Liens on the Collateral permitted to be created or assumed or to exist pursuant to the Credit Agreement, including Liens arising in connection with the Securitization Facility.

“Pledged”, when used in conjunction with any type of asset, means at any time an asset of such type that is included (or that creates rights that are included) in the Collateral at such time. For example, “Pledged Inventory” means Inventory that is included in the Collateral at such time.

“Post-Petition Interest” means any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any Lien Grantor (or would accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such proceeding.

“Proceeds” means all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or other realization upon, any Collateral, including all claims of any Lien Grantor against third parties for loss of, damage to or destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any Collateral, and any condemnation or requisition payments with respect to any Collateral.

“Receivables” means all indebtedness (whether constituting Accounts or General Intangibles or Chattel Paper or otherwise) of any Person owing to a Lien Grantor under a Contract, and includes the right to payment of any interest or finance charges and other obligations of such Person with respect thereto.

“Receivables Agent” means Citicorp, in its capacity as administrative agent under the Securitization Facility, and its successors in such capacity.

“Receivables Concentration Account” has the meaning set forth in Section 6.

“Receivables Funding Account” has the meaning set forth in Section 6.

“Related Documents” means the Credit Agreement, any promissory notes issued pursuant to Section 2.09(d) of the Credit Agreement, the Collateral Documents and the documentation governing the Additional Secured Obligations.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and its Affiliates.

“Related Transferred Rights” has the meaning specified in Section 3(b) hereof.

“Release Conditions” means the following conditions for terminating all the Transaction Liens:

(i) all Commitments under the Credit Agreement shall have expired or been terminated;

(ii) all Liquidated Secured Obligations shall have been paid in full; and

(iii) no Specified Unliquidated Secured Obligation shall remain outstanding or the Lien Grantors shall have deposited with the Administrative Agent, in respect of each such Specified Unliquidated Secured Obligation, cash in an amount at least equal to 105% of the Estimated Liquidated Amount thereof (or such lesser amount satisfactory to the Administrative Agent and the related Secured Party), which cash may be invested in Liquid Investments.

“Restricted Account” means any of the Lockbox Accounts, the Receivables Concentration Account, the Receivables Funding Account, the Inventory Concentration Account and the Cash Collateral Account.

“Secured Agreement”, when used with respect to any Secured Obligation, refers collectively to each instrument, agreement or other document that sets forth obligations of the Lien Grantors and/or rights of the holder with respect to such Secured Obligation.

“Secured Cash Management Obligations” means obligations of one or more Loan Parties owing to the depositary bank (i) with which a Restricted Account is maintained arising out of the operation of such Restricted Account or (ii) which provides other cash management services relating to the transactions contemplated by the Loan Documents; provided that (x) the relevant Loan Parties and such depositary bank shall have expressly agreed in writing that such obligations constitute “Secured Cash Management Obligations” entitled to the benefits of the Collateral Documents and (y) such depositary bank shall have delivered to the Administrative Agent an instrument in form and substance satisfactory to the Administrative Agent to the effect set forth in clause (x) of this proviso, and acknowledging and agreeing to be bound by the terms of this Agreement with respect to such obligations.

“Secured Derivative Obligations” means Derivative Obligations of one or more Loan Parties owing to any Person that was a Lender or an Affiliate of a Lender on the trade date for any such Derivative Obligation, or an assignee of such Person; provided that (i) neither the incurrence nor the securing of such Derivative Obligation gives rise to a Default under the Credit Agreement, (ii) at or prior to the time the written agreement evidencing such Derivative Obligation (a “Derivative Contract”) is executed, the relevant Loan Parties and the Lender or Affiliate party thereto shall have expressly agreed in writing that such obligations constitute “Secured Derivative Obligations” entitled to the benefits of the Collateral Documents, (iii) at or prior to the time such Derivative Contract is executed, the Lender or Affiliate party thereto shall have delivered a notice to the Administrative Agent (or, in the case of an Affiliate, an instrument in form and substance satisfactory to the Administrative Agent) to the effect set forth in clause (ii) of this proviso, and acknowledging and agreeing to be bound by the terms of this Agreement with respect to such obligations.

“Secured Guarantee” has the meaning set forth in Section 2(a).

“Secured Loan Obligations” means all principal of all Loans and LC Disbursements outstanding from time to time under the Credit Agreement, all interest (including Post-Petition Interest) on such Loans and LC Disbursements and all other amounts now or hereafter payable by the Borrowers pursuant to the Loan Documents.

“Secured Obligations” means the Secured Loan Obligations and the Additional Secured Obligations.

“Secured Parties” means the holders from time to time of the Secured Obligations, and “Secured Party” means any of them as the context may require.

“Security Agreement Supplement” means a Security Agreement Supplement, substantially in the form of Exhibit B, signed and delivered to the Administrative Agent for the purpose of adding a Subsidiary as a party hereto pursuant to Section 14 and/or adding additional property to the Collateral.

“Specified Unliquidated Secured Obligation” means an Unliquidated Secured Obligation other than contingent general indemnification obligations (such as those in Section 10.05 of the Credit Agreement).

“Sweep Account” has the meaning set forth in Section 6.

“Transaction Liens” means the Liens granted by the Lien Grantors under the Collateral Documents.

“Transferred Receivables” means any Receivables that have been sold, contributed or otherwise transferred to Equistar Receivables in connection with the Securitization Facility.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any Transaction Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unliquidated Secured Obligation” means, at any time, any Secured Obligation (or portion thereof) that is contingent in nature or unliquidated at such time, including any Secured Obligation that is:

(i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it;

(ii) any other obligation (including any guarantee) that is contingent in nature at such time; or

(iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

(d) Terms Generally. The definitions of terms herein (including those incorporated by reference to the UCC or to another document) apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement and (e) the word “property” shall be construed to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION	2. Guarantees By Guarantors.

(a) Secured Guarantees. Subject to Section 2(i), each Guarantor unconditionally guarantees the full and punctual payment of each Secured Obligation when due (whether at stated maturity, upon acceleration or otherwise) (a “Secured Guarantee”). If the Borrowers fail to pay any Secured Obligation punctually when due, subject to Section 2(i), each Guarantor agrees that it will forthwith on demand pay the amount not so paid at the place and in the manner specified in the relevant Secured Agreement.

(b) Secured Guarantees Unconditional. The obligations of each Guarantor under its Secured Guarantee shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any Borrower, any other Guarantor or any other Person under any Secured Agreement, by operation of law or otherwise;

(ii) any modification or amendment of or supplement to any Loan Document;

(iii) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of any Borrower, any other Guarantor or any other Person under any Secured Agreement;

(iv) any change in the corporate existence, structure or ownership of any Borrower, any other Guarantor or any other Person or any of their respective subsidiaries, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower, any other Guarantor or any other Person or any of their assets or any resulting release or discharge of any obligation of any Borrower, any other Guarantor or any other Person under any Loan Document;

(v) the existence of any claim, set-off or other right that such Guarantor may have at any time against any Borrower, any other Guarantor, any Secured Party or any other Person, whether in connection with the Loan Documents or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(vi) any invalidity or unenforceability relating to or against any Borrower, any other Guarantor or any other Person for any reason of any Loan Document, or any provision of applicable law or regulation purporting to prohibit the payment of any Secured Obligation by any Borrower, any other Guarantor or any other Person; or

(vii) any other act or omission to act or delay of any kind by any Borrower, any other Guarantor, any other party to any Loan Document,

any Secured Party or any other Person, or any other circumstance whatsoever that might, but for the provisions of this clause (vii), constitute a legal or equitable discharge of or defense to any obligation of any Guarantor hereunder.

(c) Release of Secured Guarantees. (i) All the Secured Guarantees will be released when all the Release Conditions are satisfied. If at any time any payment of a Secured Obligation is rescinded or must be otherwise restored or returned upon the insolvency or receivership of any Borrower or otherwise, the Secured Guarantees shall be reinstated with respect thereto as though such payment had been due but not made at such time.

(ii) If all the capital stock of a Guarantor or all the assets of a Guarantor are sold to a Person other than Equistar or one of its Subsidiaries in a transaction permitted by the Credit Agreement (any such sale, a “Sale of Guarantor”), the Administrative Agent shall release such Guarantor from its Secured Guarantee; provided that, if such sale is a Prepayment Event, the Net Cash Proceeds thereof are applied as required by Section 2.08 of the Credit Agreement. Such release shall not require the consent of any Secured Party, and the Administrative Agent shall be fully protected in relying on a certificate of the Borrowers’ Agent as to whether any particular sale constitutes a Sale of Guarantor.

(iii) In addition to any release permitted by subsection (ii), the Administrative Agent may release any Secured Guarantee with the prior written consent of the Required Lenders; provided that any release of all or substantially all the Secured Guarantees shall require the consent of all the Lenders.

(d) Waiver by Guarantors. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Borrower, any other Guarantor or any other Person.

(e) Subrogation. A Guarantor that makes a payment with respect to a Secured Obligation hereunder shall be subrogated to the rights of the payee against the relevant Borrower with respect to such payment; provided that no Guarantor shall enforce any payment by way of subrogation against any Borrower, or by reason of contribution against any other guarantor of such Secured Obligation, until all the Release Conditions have been satisfied.

(f) Stay of Acceleration. If acceleration of the time for payment of any Secured Obligation is stayed by reason of the insolvency or receivership of one or more Borrowers or otherwise, all Secured Obligations otherwise subject to acceleration under the terms of any Secured Agreement shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent.

(g) Right of Set-Off. Upon the occurrence and during the continuation of any Event of Default, each of the Secured Parties is authorized, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Secured Party to or for the credit or the account of any Guarantor against the obligations of such Guarantor under its Secured Guarantee, irrespective of whether or not such Secured Party shall have made any demand thereunder and although such obligations may be unmatured. The rights of each Secured Party under this subsection are in addition to all other rights and remedies (including other rights of set-off) that such Secured Party may have.

(h) Continuing Guarantee. Each Secured Guarantee is a continuing guarantee, shall be binding on the relevant Guarantor and its successors and assigns, and shall be enforceable by the Administrative Agent or the Secured Parties. If all or part of any Secured Party’s interest in any Secured Obligation is assigned or otherwise transferred, the transferor’s rights under each Secured Guarantee, to the extent applicable to the obligation so transferred, shall automatically be transferred with such obligation.

(i) Limitation on Obligations of Guarantor. The obligations of each Guarantor under its Secured Guarantee shall be limited to an aggregate amount equal to the largest amount that would not render such Secured Guarantee subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of applicable law.

SECTION 3. Grant of Transaction Liens. (a) Each Lien Grantor, in order to secure the Secured Obligations, grants to the Administrative Agent for the benefit of the Secured Parties a continuing security interest in all the following property of such Lien Grantor, whether now owned or existing or hereafter acquired or arising and regardless of where located, subject to the exceptions set forth in Section 3(b):

(i) all Inventory;

(ii) all Receivables;

(iii) all Contracts;

(iv) the Inventory Concentration Account, the Sweep Account and the Cash Collateral Account;

(v) all amounts payable by or for the account of Equistar Receivables to or for the account of any Loan Party in connection with the Securitization Facility;

(vi) all Equity Interests in, and all Indebtedness and other obligations owed by, Equistar Receivables;

(vii) all books and records (including customer lists, credit files, computer programs, printouts and other computer materials and records) of such Lien Grantor pertaining to any of its Collateral; and

(viii) all other Proceeds of the Collateral described in the foregoing clauses (i) through (vii).

(b) The Collateral shall not include any right, title and interest in, to and under:

(i) Transferred Receivables,

(ii) all cash collections and other cash proceeds of such Transferred Receivables (including, without limitation, (x) all cash proceeds of items (iii) through (viii) below and (y) all cash collections and other cash proceeds deemed to have been received, and actually paid, pursuant to Section 2.03 of the RSA Agreement),

(iii) all security agreements, invoices or other Contracts that relate to any such Transferred Receivable,

(iv) all goods (including returned goods (except as otherwise provided in the Intercreditor Agreement)), if any, relating to the sale which gave rise to any such Transferred Receivable,

(v) all other security interests or liens and property subject thereto from time to time purporting to secure payment of any such Transferred Receivable, whether pursuant to the invoice or other Contract relating to such Transferred Receivable or otherwise, together with all financing statements signed or authenticated by an obligor in respect of any such Transferred Receivable describing any collateral securing any such Transferred Receivable,

(vi) all lock boxes and accounts (other than the Inventory Concentration Account, the Sweep Account and the Cash Collateral Account) to which collections under (ii) are sent and deposited, and all funds and investments therein,

(vii) all letter of credit rights, guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Transferred Receivables, whether pursuant to the invoice or other Contract relating to any such Transferred Receivable or otherwise,

(viii) all invoices, Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Transferred Receivables and the obligors thereon,

(ix) all proceeds of the items described in Sections 3(b)(i) through 3(b)(viii), together with all of such transferee’s rights, remedies, powers and privileges with respect to such Transferred Receivables (preceding Sections Section 3(b)(ii) through 3(b)(viii), collectively, the “Related Transferred Rights”), and

(x) rights of any Lien Grantor in respect of any General Intangible to the extent such General Intangible by its terms, by the terms of any related agreement with a Person other than a Subsidiary or by the terms of any applicable law under which it arises (A) validly prohibits the creation of a security interest therein by any Lien Grantor, (B) validly requires the consent of any third party to the creation of a security interest therein or (C) validly gives rise to any right of termination or default remedy by reason of the creation of a security interest therein.

(c) With respect to each right to payment or performance included in the Collateral from time to time, the Transaction Lien granted therein includes a continuing security interest in all right, title and interest of any Lien Grantor in and to (i) any Supporting Obligation that supports such payment or performance and (ii) any Lien that (x) secures such right to payment or performance or (y) secures any such Supporting Obligation.

(d) With respect to all Inventory included in the Collateral from time to time, each Lien Grantor hereby grants to the Administrative Agent an irrevocable, fully paid, non-exclusive, transferable license to use any Intellectual Property which is embodied in, or the use of which is necessary or desirable in order to realize the value of, such Inventory, except to the extent that such grant of such license would be validly prohibited by the terms of an agreement relating to such Intellectual Property between the Lien Grantor and an unaffiliated Person.

(e) The Transaction Liens are granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or transfer or in any way affect or modify, any obligation or liability of any Lien Grantor with respect to any of the Collateral or any transaction in connection therewith.

SECTION 4. General Representations And Warranties. Each Lien Grantor represents and warrants that:

(a) Such Lien Grantor is duly organized, validly existing and in good standing under the laws of the jurisdiction identified as its jurisdiction of organization in its Perfection Certificate.

(b) Such Lien Grantor has good title to all its Collateral (subject to exceptions that are, in the aggregate, not material), free and clear of any Lien other than Permitted Liens.

(c) Such Lien Grantor has not performed any acts that prevent the Administrative Agent from enforcing any of the provisions of the Collateral Documents or that would limit the Administrative Agent in any such enforcement. No financing statement, security agreement, mortgage or similar or equivalent document or instrument covering all or part of the Collateral owned by such Lien Grantor is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect or record a Lien on such Collateral, except (x) financing statements with respect to which duly executed termination statements shall have been delivered to the Administrative Agent not later than the Effective Date and (y) financing statements, mortgages or other similar or equivalent documents with respect to Permitted Liens. After the Effective Date, no Collateral owned by such Lien Grantor will be in the possession or under the control of any other Person having a Lien thereon, other than a Permitted Lien.

(d) The Transaction Liens on all Collateral owned by such Lien Grantor (i) have been validly created, (ii) will attach to each item of such Collateral on the Effective Date (or, if such Lien Grantor first obtains rights thereto on a later date, on such later date) and (iii) when so attached, will secure all the Secured Obligations.

(e) Such Lien Grantor has delivered a Perfection Certificate to the Administrative Agent.

(f) When UCC financing statements describing the Collateral as set forth in such Lien Grantor’s Perfection Certificate have been filed in the offices specified in the Perfection Certificate, the Transaction Liens will constitute perfected security interests in the Collateral owned by such Lien Grantor to the extent that a security interest therein may be perfected by filing pursuant to the UCC, prior to all Liens and rights of others therein except Permitted Liens. Except for the filing of such UCC financing statements, no registration, recordation or filing with any governmental body, agency or official is required in connection with the execution or delivery of the Collateral Documents or is necessary for the validity or enforceability thereof or for the perfection of the Transaction Liens pursuant to the UCC or for the enforcement of the Transaction Liens pursuant to the UCC.

(g) Such Lien Grantor has taken, and will continue to take, all actions necessary under the UCC to perfect its interest in any Receivables purchased or otherwise acquired by it, as against its assignors and creditors of its assignors.

(h) Such Lien Grantor’s Collateral is insured to the extent required by the Credit Agreement.

(i) Any Inventory produced by such Lien Grantor in the United States has or will have been produced in compliance, in all material respects, with the applicable requirements of the Fair Labor Standards Act, as amended.

(j) Other than a Restricted Account, there is no deposit account owned by such Lien Grantor into which any collections or other payments or proceeds in respect of Collateral are to be deposited.

SECTION 5. Further Assurances; General Covenants. Each Lien Grantor covenants as follows:

(a) Such Lien Grantor will, from time to time, at its own expense, execute, deliver, authorize, file and record any statement, assignment, instrument, document, agreement or other paper and take any other action that from time to time may be reasonably necessary, or that the Administrative Agent may reasonably request, in order to:

(i) create, preserve, perfect, confirm or validate the Transaction Liens on the Collateral;

(ii) enable the Administrative Agent and the other Secured Parties to obtain the full benefits of the Collateral Documents; or

(iii) enable the Administrative Agent to exercise and enforce any of its rights, powers and remedies with respect to any of the Collateral.

To the extent permitted by applicable law, such Lien Grantor authorizes the Administrative Agent to execute and file such financing statements or continuation statements without the Lien Grantor’s signature appearing thereon. The Administrative Agent agrees to provide such Lien Grantor with copies of any such financing statements and continuation statements. Such Lien Grantor constitutes the Administrative Agent its attorney-in-fact to execute and file all filings required or so requested for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; and such power, being coupled with an interest, shall be irrevocable until all the Transaction Liens granted by such Lien Grantor terminate pursuant to Section 13. The Borrowers will pay the reasonable out-of-pocket costs of, or incidental to, any recording or filing of any financing or continuation statements or other documents recorded or filed pursuant hereto.

(b) Such Lien Grantor will not (i) change its name or structure as a limited partnership, limited liability company, corporation or other entity, or (ii) change its location (determined as provided in UCC Section 9-307) unless it shall have given the Administrative Agent prior notice thereof.

(c) If any of its Collateral is in the possession or control of a warehouseman, bailee or agent at any time, such Lien Grantor will, promptly upon the request of the Administrative Agent made during a Sweep Period, (i) notify such warehouseman, bailee or agent of the relevant Transaction Liens and (ii) instruct such warehouseman, bailee or agent to hold all such Collateral for the Administrative Agent’s account subject to the Administrative Agent’s instructions (which shall permit such Collateral to be removed by such Lien Grantor in the ordinary course of business until the Administrative Agent notifies such warehouseman, bailee or agent that an Event of Default has occurred and is continuing).

(d) Such Lien Grantor will not sell, lease, exchange, assign or otherwise dispose of, or grant any option with respect to, any of its Collateral; provided that such Lien Grantor may do any of the foregoing unless (i) doing so would breach a covenant in the Credit Agreement or (ii) an Event of Default shall have occurred and be continuing and the Administrative Agent, upon the instructions of the Required Lenders, shall have notified such Lien Grantor that its right to do so is terminated, suspended or otherwise limited.

(e) Such Lien Grantor will, promptly upon request, provide to the Administrative Agent all information and evidence concerning the Collateral that the Administrative Agent may reasonably request from time to time to enable it to enforce the provisions of the Collateral Documents.

SECTION 6. Restricted Accounts. The Lien Grantors will at all times cause to be maintained a system of deposit accounts complying with each of the requirements set forth below:

(a) Lockbox Accounts. All payments by or for the account of the account debtors under all Pledged Receivables and under all Transferred Receivables (except for certain wire transfers made directly from the account debtor to the Receivables Concentration Account) will be deposited directly upon receipt by a Lien Grantor or Equistar Receivables to the credit of one or more lockbox deposit accounts in the name of Equistar Receivables maintained with Bank of America, N.A. or another depositary bank approved in writing by the Administrative Agent (“Lockbox Accounts”). No deposits from any other source will be made to the Lockbox Accounts by a Lien Grantor or Equistar Receivables. The depositary bank will be instructed to transfer all credit balances in each Lockbox Account to the Receivables Concentration Account not later than the close of business on each Business Day, and no other withdrawals shall be permitted. Such instructions will be irrevocable without the prior written consent of the Administrative Agent.

(b) Receivables Concentration Account. The Loan Parties will cause Equistar Receivables to maintain a deposit account in the name of Equistar Receivables with Bank of America, N.A. or another depositary bank approved in writing by the Administrative Agent (the “Receivables Concentration Account”). All amounts deposited to the credit of any Lockbox Account will be transferred to the Receivables Concentration Account as contemplated by subsection (a) above, and no deposits from any other source will be made by a Lien Grantor or Equistar Receivables to the Receivables Concentration Account (except as noted in subsection (a) above). The Receivables Concentration Account will be subject to the Control of the Receivables Agent. Subject to the rights of the Receivables Agent, the depositary bank will be instructed to transfer all credit balances in the Receivables Concentration Account to the Receivables Funding Account not later than the close of business on each Business Day, and no other withdrawals shall be permitted. Such instructions will be irrevocable without the prior written consent of the Administrative Agent.

(c) Receivables Funding Account. The Loan Parties will cause Equistar Receivables to maintain a deposit account in the name of Equistar Receivables with Bank of America, N.A. or another depositary bank approved in writing by the Administrative Agent (the “Receivables Funding Account”). Subject to the rights of the Receivables Agent, the depositary bank will be instructed to transfer all credit balances in the Receivables Funding Account, other than such portion of such credit balances that such depositary bank is instructed to remit to the Receivables Agent pursuant to the Securitization Facility, to the Inventory Concentration Account not later than the close of business on each Business Day, and no other withdrawals shall be permitted. Such instructions will be irrevocable without the prior written consent of the Administrative Agent.

(d) Inventory Concentration Account. The Loan Parties will establish a deposit account in the name of one of the Loan Parties with Bank of America, N.A. or another depositary bank approved in writing by the Administrative Agent (the “Inventory Concentration Account”). Except to the extent remitted to the Receivables Agent pursuant to the Securitization Facility, all amounts deposited to the credit of the Receivables Funding Account will be transferred to the Inventory Concentration Account as contemplated by subsection (c) above. In addition, all (i) payments by Equistar Receivables of the purchase price for Transferred Receivables pursuant to the Securitization Facility and (ii) other proceeds of sale or other disposition of Collateral will be deposited directly into the Inventory Concentration Account. No deposits from any other source will be made to the Inventory Concentration Account. The Inventory Concentration Account will be subject to the Control of the Administrative Agent. Subject to the rights of the Administrative Agent, the depositary bank will be instructed to transfer all credit balances in the Inventory Concentration Account to such account or accounts as the Borrowers’ Agent may designate from time to time not later than the close of business on each Business Day.

(e) Sweep Account. The Loan Parties will maintain a deposit account in the name of one of the Loan Parties with Citibank, N.A. (the “Sweep Account”), which shall be under the Control of the Administrative Agent. During each Sweep Period, all amounts deposited to the credit of the Inventory Concentration Account will be transferred to the Sweep Account pursuant to instructions given by the Administrative Agent to the depositary bank for the Inventory Concentration Account. In addition, during any Sweep Period, the Receivables Agent will cause all amounts received by it from the Receivables Concentration Account and otherwise required to be remitted to a Loan Party pursuant to the Securitization Facility to be deposited directly in the Sweep Account. All amounts so deposited to the Sweep Account shall be applied pursuant to the instructions of the Administrative Agent as required under the terms of Section 2.08 of the Credit Agreement and, so long as no Default shall then be continuing, any balance remaining after such application shall be remitted to the Loan Parties in accordance with the instructions of the Borrowers’ Agent to the Administrative Agent. Any amounts not so applied or remitted shall be deposited in the Cash Collateral Account and released to the Borrowers in accordance with the final sentence of Section 2.08(b)(ii) of the Credit Agreement.

(f) Cash Collateral Account. The Loan Parties will maintain one or more additional deposit accounts in the name of one of the Loan Parties with Citibank, N.A. (collectively, the “Cash Collateral Account”), which shall be under the control of the Administrative Agent. The Borrowers may from time to time at their election cause monies to be deposited to the credit of the Cash Collateral Account and held therein as contemplated by the Credit Agreement. Amounts on deposit in the Cash Collateral Account may be withdrawn therefrom upon request of the Borrowers’ Agent to the Administrative Agent, upon satisfaction of the applicable conditions specified in the Credit Agreement and as specified in the Intercreditor Agreement.

(g) Certain Remedies. If an Event of Default shall have occurred and be continuing, the Administrative Agent may (i) retain all cash and investments then held in the Cash Collateral Account, (ii) liquidate any or all investments held therein and/or (iii) withdraw any amounts held therein and apply such amounts as provided in Section 8(a).

(h) Funds held in the Cash Collateral Account may, until withdrawn or otherwise applied pursuant hereto, be invested and reinvested in such Liquid Investments as the Borrowers’ Agent shall request from time to time; provided that, if an Event of Default shall have occurred and be continuing, the Administrative Agent may select such Liquid Investments.

(i) If immediately available cash on deposit in the Cash Collateral Account is not sufficient to make any distribution or withdrawal to be made pursuant hereto, the Administrative Agent will cause to be liquidated, as promptly as practicable, such investments held in or credited to the Cash Collateral Account as shall be required to obtain sufficient cash to make such distribution or withdrawal and, notwithstanding any other provision hereof, such distribution or withdrawal shall not be made until such liquidation has taken place.

SECTION 7. Remedies upon Event of Default. (a) If an Event of Default shall have occurred and be continuing, the Administrative Agent may exercise (or cause its sub-agents to exercise) any or all of the remedies available to it (or to such sub-agents) under the Collateral Documents.

(b) Without limiting the generality of the foregoing, if an Event of Default shall have occurred and be continuing, the Administrative Agent may exercise on behalf of the Secured Parties all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised)

with respect to any Collateral and, in addition, the Administrative Agent may, without being required to give any notice, except as herein provided or as may be required by mandatory provisions of law, withdraw all cash held in the Cash Collateral Account and apply such cash as provided in Section 8 and, if there shall be no such cash or if such cash shall be insufficient to pay all the Secured Obligations in full, sell, lease, license or otherwise dispose of the Collateral or any part thereof. Notice of any such sale or other disposition shall be given to the Borrowers’ Agent as required by Section 10.

SECTION 8. Application of Proceeds. (a) If an Event of Default shall have occurred and be continuing, the Administrative Agent may apply (i) any cash held in the Cash Collateral Account and (ii) the proceeds of any sale or other disposition of all or any part of the Collateral, in the following order of priorities:

first,	to pay the expenses of such sale or other disposition, including reasonable compensation to agents of and counsel for the Administrative Agent, and all expenses, liabilities and advances incurred or made by the Administrative Agent in connection with the Collateral Documents, and any other amounts then due and payable to the Administrative Agent pursuant to Section 9 or to any Agent pursuant to the Credit Agreement;

second,	to pay ratably all interest (including Post-Petition Interest) on the Secured Obligations and all commitment and other fees payable under the Related Documents, until payment in full of all such interest and fees shall have been made;

third,	to pay ratably all (i) amounts required to be deposited in the Cash Collateral Account as cash collateral for the LC Exposure under the Credit Agreement and (ii) unpaid principal of Swingline Loans, until payment in full of all such amounts shall have been made;

fourth,	to pay the unpaid principal of the Revolving Loans ratably, until payment in full of the principal of all Revolving Loans shall have been made;

fifth,	to pay ratably all Secured Cash Management Obligations and Secured Derivative Obligations permitted under this Agreement (or provide for the payment thereof pursuant to Section 8(b)), until payment in full of all such Secured Cash Management Obligations and Secured Derivative Obligations shall have been made (or so provided for);

sixth,	to pay all other Secured Obligations ratably (or provide for the payment thereof pursuant to Section 8(b)), until payment in full of all such other Secured Obligations shall have been made (or so provided for); and

finally,	to pay to the relevant Lien Grantor, or as a court of competent jurisdiction may direct, any surplus then remaining from the proceeds of the Collateral owned by it.

The Administrative Agent may make such distributions hereunder in cash or in kind or, on a ratable basis, in any combination thereof.

(b) If at any time any portion of any monies collected or received by the Administrative Agent would, but for the provisions of this Section 8(b), be payable pursuant to Section 8(a) in respect of an Unliquidated Secured Obligation, the Administrative Agent shall not apply any monies to pay such Unliquidated Secured Obligation but instead shall request the holder thereof (other than a holder of a Secured Derivatives Obligation), at least ten days before each proposed distribution hereunder, to notify the Administrative Agent and the Borrowers as to the Estimated Liquidated Amount of such Unliquidated Secured Obligation. Each holder of a Secured Derivatives Obligation that represents an Unliquidated Secured Obligation shall provide or cause to be provided to the Administrative Agent and the Borrowers, not later than the last Business Day of each calendar week and at such other times as the Administrative Agent may reasonably request, the Estimated Liquidated Amount of such Unliquidated Secured Obligation. If the holder of such Unliquidated Secured Obligation does not notify the Administrative Agent and the Borrowers of the Estimated Liquidated Amount thereof at least two Business Days before such distribution, such Unliquidated Secured Obligation will not be entitled to share in such distribution. If such holder does so notify the Administrative Agent as to the Estimated Unliquidated Amount thereof, the Administrative Agent will allocate to such holder a portion of the monies to be distributed in such distribution, calculated as if such Unliquidated Secured Obligation were outstanding in the Estimated Liquidated Amount thereof. However, the Administrative Agent will not apply such portion of such monies to pay such Unliquidated Secured Obligation, but instead will hold such monies or invest such monies in Liquid Investments. All such monies and Liquid Investments and all proceeds thereof will constitute Collateral hereunder, but will be subject to distribution in accordance with this Section 8(b) rather than Section 8(a). The Administrative Agent will hold all such monies and Liquid Investments and the net proceeds thereof in trust until all or part of such Unliquidated Secured Obligation becomes a Liquidated Secured Obligation, whereupon the Administrative Agent, at the request of the relevant Secured Party, will apply the amount so held in trust to pay such Liquidated Secured Obligation; provided that, if the other Secured Obligations theretofore paid pursuant to the same clause of Section 8(a) (i.e., clause second, fourth or fifth) were not paid in full, the Administrative Agent will apply the amount so held in trust to pay the same percentage of such Liquidated Secured Obligation as the percentage of such other Secured Obligations theretofore paid pursuant to the same clause of Section 8(a). If (i) the holder of such Unliquidated Secured Obligation shall advise the Administrative Agent that no portion thereof remains in the category of an Unliquidated Secured Obligation and (ii) the Administrative Agent still holds any amount held in trust pursuant to this Section 8(b) in respect of such Unliquidated Secured Obligation (after paying all amounts payable pursuant to the preceding sentence with respect to any portions thereof that became Liquidated Secured Obligations), such remaining amount will be applied by the Administrative Agent in the order of priorities set forth in Section 8(a).

(c) All distributions made by the Administrative Agent pursuant to this Section shall be final (except in the event of manifest error) and the Administrative Agent shall have no duty to inquire as to the application by any Secured Party of any amount distributed to it.

SECTION 9. Fees and Expenses; Indemnification. (a) Each Lien Grantor will within five Business Days of demand pay to the Administrative Agent:

(i) the amount of any taxes (other than Excluded Taxes) that the Administrative Agent may have been required to pay by reason of the Transaction Liens or to free any Collateral from any Lien thereon in connection with the exercise of remedies hereunder;

(ii) the amount of any and all reasonable out-of-pocket expenses, including transfer taxes and reasonable fees and expenses of counsel and other experts, that the Administrative Agent may incur in connection with (x) the administration or enforcement of the Collateral Documents, including such expenses as are incurred to preserve the value of the Collateral or the validity, perfection, rank or value of any Transaction Lien, (y) the collection, sale or other disposition of any Collateral or (z) the exercise by the Administrative Agent of any of its rights or powers under the Collateral Documents;

(iii) the amount of any fees that such Lien Grantor shall have agreed in writing to pay to the Administrative Agent and that shall have become due and payable in accordance with such written agreement; and

(iv) the amount required to indemnify the Administrative Agent for, or hold it harmless and defend it against, any loss, liability or expense (including the reasonable expenses and out-of-pocket fees of its counsel and any experts or sub-agents appointed by it hereunder) incurred or suffered by the Administrative Agent in connection with the Collateral Documents, except to the extent that such loss, liability or expense arises from the Administrative Agent’s gross negligence or willful misconduct or a breach of any duty that the Administrative Agent has under this Agreement (after giving effect to Sections 11 and 12).

Any such amount not paid to the Administrative Agent on demand will bear interest for each day thereafter until paid at a rate per annum equal to the sum of 2.00% plus the Alternate Base Rate for such day plus the Applicable Margin that would, in the absence of an Event of Default, be applicable to the ABR Loans for such day.

(b) If any transfer tax, documentary stamp tax or other tax (other than Excluded Taxes) is payable in connection with any transfer or other transaction provided for in the Collateral Documents, the relevant Lien Grantor will pay such tax and provide any required tax stamps to the Administrative Agent or as otherwise required by law.

SECTION 10. Authority to Administer Collateral. Each Lien Grantor irrevocably appoints the Administrative Agent its true and lawful attorney, with full power of substitution, in the name of such Lien Grantor, any Secured Party or otherwise, for the sole use and benefit of the Secured Parties, but at such Lien Grantor’s expense, to the extent permitted by law to exercise, at any time and from time to time while an Event of Default shall have occurred and be continuing, all or any of the following powers with respect to all or any of the Collateral (to the extent necessary to pay the Secured Obligations in full):

(a) to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof,

(b) to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto,

(c) to sell, lease, license or otherwise dispose of the same or the proceeds or avails thereof, as fully and effectually as if the Administrative Agent were the absolute owner thereof,

(d) to extend the time of payment of any or all thereof and to make any allowance or other adjustment with reference thereto, and

(e) with respect to Equity Interests in Equistar Receivables, to exercise all voting and other rights to which the owner thereof is entitled;

provided that, except in the case of Collateral that is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Administrative Agent will give the relevant Lien Grantor at least ten days’ prior written notice of the time and place of any public sale thereof or the time after which any private sale or other intended disposition thereof will be made. Any such notice shall (i) contain the information specified in UCC Section 9-613, (ii) be Authenticated and (iii) be sent to the parties required to be notified pursuant to UCC Section 9-611(c); provided that, if the Administrative Agent fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of law under the UCC.

SECTION 11. Limitation on Duty in Respect of Collateral. Beyond the exercise of reasonable care in the custody and preservation thereof, the Administrative Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any sub-agent or bailee or any income therefrom or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Administrative Agent will be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or control if such Collateral is accorded treatment substantially equal to that which it accords its own property, and will not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of any act or omission of any sub-agent or bailee selected by the Administrative Agent in good faith or by reason of any act or omission by the Administrative Agent pursuant to instructions from the Administrative Agent, except to the extent that such liability arises from the Administrative Agent’s gross negligence or willful misconduct.

SECTION 12. General Provisions Concerning the Administrative Agent.

(a) The provisions of Article 8 of the Credit Agreement shall inure to the benefit of the Administrative Agent, and shall be binding upon all Lien Grantors and all Secured Parties, in connection with this Agreement and the other Collateral Documents. Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Collateral Documents that the Administrative Agent is required in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02 of the Credit Agreement), and (iii) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to the Borrower, any of its Subsidiaries or their respective Affiliates that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be responsible for the existence, genuineness or value of any Collateral or for the validity, perfection, priority or enforceability of any Transaction Lien, whether impaired by operation of law or by reason of any action or omission to act on its part under the Collateral Documents. The Administrative Agent shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrowers’ Agent or a Secured Party.

(b) Sub-Agents and Related Parties. The Administrative Agent may perform any of its duties and exercise any of its rights and powers through one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any of its duties and exercise any of its rights and powers through its Related Parties. The exculpatory provisions of Section 11 and this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent.

(c) Information as to Secured Obligations and Actions by Secured Parties. For all purposes of the Collateral Documents, including determining the amounts of the Secured Obligations and whether a Secured Obligation is a Contingent Secured Obligation or not, or whether any action has been taken under any Secured Agreement, the Administrative Agent will be entitled to rely on information from (i) its own records for information as to the Lender Parties, their Secured Obligations and actions taken by them, (ii) any Secured Party for information as to its Secured Obligations and actions taken by it, to the extent that the Administrative Agent has not obtained such information from its own records, and (iii) the Borrowers, to the extent that the Administrative Agent has not obtained information from the foregoing sources.

(d) Refusal to Act. The Administrative Agent may refuse to act on any notice, consent, direction or instruction from any Secured Parties or any agent, trustee or similar representative thereof that, in the Administrative Agent’s opinion, (i) is contrary to law or the provisions of any Security Document, (ii) may expose the Administrative Agent to liability (unless the Administrative Agent shall have been indemnified, to its reasonable satisfaction, for such liability by the Secured Parties that gave such notice, consent, direction or instruction) or (iii) is unduly prejudicial to Secured Parties not joining in such notice, consent, direction or instruction.

(e) Copies of Certain Notices. Within two Business Days after it receives or sends any notice referred to in this subsection, the Administrative Agent shall send to the Lenders and each Secured Party Requesting Notice, copies of any certificate designating additional obligations as Secured Obligations received by the Administrative Agent pursuant to Section 14 and any notice given by the Administrative Agent to any Lien Grantor, or received by it from any Lien Grantor, pursuant to Section 7, 8, 10 or 13.

SECTION 13. Termination of Transaction Liens; Release of Collateral.

(a) The Transaction Liens shall terminate when all the Release Conditions are satisfied.

(b) The Transaction Liens (x) with respect to any Pledged Receivables shall terminate when such Receivables have become Transferred Receivables and (y) so long as at the time no Event of Default exists, with respect to any other Collateral shall terminate upon the sale of such Collateral to a Person other than Equistar or a Subsidiary in a transaction not prohibited by the Loan Documents. In each case, such termination shall not require the consent of any Secured Party, and the Administrative Agent and any third party shall be fully protected in relying on a certificate of the Borrowers’ Agent as to whether any Pledged

Receivables qualify as Transferred Receivables (including without limitation whether the transfer thereof is permitted under the Credit Agreement and this Agreement), as to whether the sale of any other Collateral is permitted by the Loan Documents and as to whether an Event of Default exists.

(c) In the case of any Pledged Receivables, the Transaction Liens with respect to the Related Transferred Rights shall terminate when such Pledged Receivables become Transferred Receivables. Such termination shall not require the consent of any Secured Party.

(d) At any time before the Transaction Liens terminate, the Administrative Agent may, at the written request of the Borrowers’ Agent, (i) release any Collateral (but not all or substantially all of the Collateral) with the prior written consent of the Required Lenders or (ii) release all or substantially all of the Collateral with the prior written consent of all the Lenders.

(e) Upon any termination of a Transaction Lien or release of Collateral, the Administrative Agent will, at the expense of the relevant Lien Grantor, execute and deliver to the Borrowers’ Agent such documents as the Borrowers’ Agent shall reasonably request to evidence the termination of such Transaction Lien or the release of such Collateral, as the case may be.

SECTION 14. Additional Lien Grantors. Any Subsidiary may become a party hereto by signing and delivering to the Administrative Agent a Security Agreement Supplement, whereupon such Subsidiary shall become a Borrower or a Guarantor, as applicable, and a Lien Grantor.

SECTION 15. Notices. Each notice, request or other communication given to any party hereunder shall be given in accordance with Section 10.01 of the Credit Agreement, and in the case of any such notice, request or other communication to a Lien Grantor other than Equistar, shall be given to it in care of the Borrowers’ Agent.

SECTION 16. No Implied Waivers; Remedies Not Exclusive. No failure by the Administrative Agent or any Secured Party to exercise, and no delay in exercising and no course of dealing with respect to, any right or remedy under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise by the Administrative Agent or any Secured Party of any right or remedy under any Loan Document preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies specified in the Loan Documents are cumulative and are not exclusive of any other rights or remedies provided by law.

SECTION 17. Successors and Assigns. This Agreement is for the benefit of the Administrative Agent and the Secured Parties. If all or any part of any Secured Party’s interest in any Secured Obligation is assigned or otherwise transferred, the transferor’s rights hereunder, to the extent applicable to the obligation so transferred, shall be automatically transferred with such obligation. This Agreement shall be binding on the Lien Grantors and their respective successors and assigns.

SECTION 18. Amendments and Waivers. Neither this Agreement nor any provision hereof may be waived, amended, modified or terminated except pursuant to an agreement or agreements in writing entered into by the Administrative Agent, with the consent of such Lenders as are required to consent thereto under Section 10.02(b) of the Credit Agreement. No such waiver, amendment or modification shall (i) be binding upon any Lien Grantor, except with its written consent, or (ii) affect the rights of a Secured Party (other than a Lender) hereunder more adversely than it affects the comparable rights of the Lenders hereunder, without the consent of such Secured Party.

SECTION 19. Choice of Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, except as otherwise required by mandatory provisions of law and except to the extent that remedies provided by the laws of any jurisdiction other than the State of New York are governed by the laws of such jurisdiction.

SECTION 20. Waiver of Jury Trial. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY SECURITY DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 21. Severability. If any provision of any Security Document is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions of the Collateral Documents shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Administrative Agent and the Secured Parties in order to carry out the intentions of the parties thereto as nearly as may be possible and (ii) the invalidity or unenforceability of such provision in such jurisdiction shall not affect the validity or enforceability thereof in any other jurisdiction.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

EQUISTAR CHEMICALS, LP

By:	/s/ Karen A. Twitchell
Name: Karen A. Twitchell
Title: Principal Financial Officer

CITICORP USA, INC., as Administrative Agent

By:	/s/ David Jaffe
Name: David Jaffe
Title: Vice President

[Security Agreement]

EXHIBIT A

to Security Agreement

PERFECTION CERTIFICATE

The undersigned is a duly authorized officer of [Equistar Chemicals, LP] [name of other Lien Grantor] (the “Lien Grantor”). With reference to the Security Agreement dated as of December 17, 2003 between the Lien Grantor and Citicorp USA, Inc., as Administrative Agent (terms defined therein being used herein as therein defined), the undersigned certifies to the Administrative Agent and each other Secured Party as follows:

A.	Information Required for Filings and Searches for Prior Filings.

1. Jurisdiction of Organization. The Lien Grantor is a [limited partnership organized under the laws of Delaware] [specify type of entity and jurisdiction of organization of each other Lien Grantor].

2. Name. The exact limited partnership name of the Lien Grantor as it appears in its [certificate of limited partnership] [specify applicable Constituent Document for each other Lien Grantor] is as follows:

[Equistar Chemicals, LP] [specify for each other Lien Grantor]

3. Prior Names. Set forth below is each other name that the Lien Grantor has had since its organization, together with the date of the relevant change:

[None] [specify for each other Lien Grantor]

4. Filing Office. In order to perfect the Transaction Liens granted by the Lien Grantor, a financing statement on Form UCC-1, with the collateral described as set forth on Schedule I hereto, should be on file in [the office of the Secretary of State in the State of Delaware] [specify applicable office(s) for each other Lien Grantor].

B.	Additional Information Required for Searches for Prior Filings Under Old Article 9.

1. Current Locations. (a) The chief executive office of the Lien Grantor is located at the following address:

Mailing Address	County	State
[Equistar Chemicals, LP 1221 McKinney Street Suite 700 Houston, Texas 77010	Harris	Texas

The Lien Grantor does have a place of business in another county of the State listed above.]

[specify applicable information for each other Lien Grantor]

(b) The following are all places of business of the Lien Grantor not identified above:

Mailing Address	County	State
[See attached	See attached	See attached	]

[specify applicable information for each other Lien Grantor]

(c) The following are all locations not identified above where the Lien Grantor maintains any Inventory:

Mailing Address	County	State
[See attached	See attached	See attached	]

[specify applicable information for each other Lien Grantor]

(d) The following are the names and addresses of all Persons (other than the Lien Grantor) that have possession of any of the Lien Grantor’s Inventory:

Mailing Address	County	State
[See attached	See attached	See attached	]

[specify applicable information for each other Lien Grantor]

2. Prior Locations. [Attached hereto is the Perfection Certificate dated August 24, 2001 delivered in connection with the Amended and Restated Credit Agreement dated as of August 24, 2001 among the Lien Grantor and, the lenders and agents party thereto.]

[include the following for each other Lien Grantor:

(a) Set forth below is the information required by paragraphs (a) and (b) of Part B-1 above with respect to each other location or place of business maintained by the Lien Grantor at any time during the past five years:

(b) Set forth below is the information required by paragraphs (c) and (d) of Part B-1 above with respect to each other location or bailee where or with whom any of the Lien Grantor’s Inventory has been lodged at any time during the past four months:]

IN WITNESS WHEREOF, I have hereunto set my hand this [                    ], 200_.

Name:
Title:

Schedule I

to Perfection Certificate

[of EXHIBIT A]

DESCRIPTION OF COLLATERAL1

All Inventory, Receivables, Contracts, the Inventory Concentration Account, the Sweep Account and the Cash Collateral Account, all amounts payable by or for the account of Equistar Receivables II, LLC to or for the account of the Debtor in connection with the Securitization Facility, all equity interests in, and all indebtedness and other obligations owed by, Equistar Receivables II, LLC, and all books and records (including customer lists, credit files, computer programs, printouts and other computer material and records) pertaining to the foregoing, in each case whether now owned or hereafter acquired and wherever located, and all proceeds thereof, but excluding all Transferred Receivables and Related Transferred Rights (as each such term is defined on Exhibit A attached hereto).*

[1]	Revise accordingly for each other Lien Grantor
*	Form of Exhibit A to UCC-1 Financing Statements is attached hereto.

Exhibit A to UCC-1 Financing Statement

Debtor:	Secured Party:
Equistar Chemicals, LP	Citicorp USA, Inc., as
1221 McKinney Street, Suite 700	Administrative Agent
Houston, Texas 77010	388 Greenwich Street
19th Floor
New York, NY 10013

Capitalized terms used in the description of collateral set forth on the face of the UCC-1 Financing Statement to which this Exhibit A pertains shall have the following meanings:

“Accounts” has the meaning specified in Section 9-102 of the UCC.

“Borrower” means Equistar and each other Borrower as defined in the Credit Agreement.

“Cash Collateral Account” has the meaning specified in Section 6 of the Security Agreement.

“Chattel Paper” has the meaning specified in Section 9-102 of the UCC.

“Contracts” means all contracts for the sale, lease, exchange or other disposition of Inventory or the performance of services, whether or not performed and whether or not subject to termination upon a contingency or at the option of any party thereto.

“Credit Agreement” means the Credit Agreement dated as of December 17, 2003 among Equistar Chemicals, LP and each other Borrower, the Lenders party thereto, Bank of America, N.A. and Citicorp USA, Inc., as Co-Collateral Agents and Citicorp USA, Inc., as Administrative Agent.

“Equistar” means Equistar Chemicals, LP, a Delaware limited partnership and its successors.

“General Intangible” has the meaning specified in Section 9-102 of the UCC.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of December 17, 2003 by and among Citicorp USA, Inc., as Receivables Administrative Agent, Citicorp USA, Inc., as Lender Agent, Equistar Receivables II, LLC, as Transferor, Equistar, as Originator, as Initial Servicer and as Borrower.

“Inventory” has the meaning specified in Section 9-102 of the UCC.

“Inventory Concentration Account” has the meaning specified in Section 6 of the Security Agreement.

“Lien Grantor” means each Borrower and each Guarantor as defined in the Security Agreement.

“Lockbox Account” has the meaning specified in Section 6 of the Security Agreement.

“Receivables” means all indebtedness (whether constituting Accounts or General Intangibles or Chattel Paper or otherwise) of any Person owing to the Debtor under a Contract, and includes the right to payment of any interest or finance charges and other obligations of such Person with respect thereto.

“Receivables Concentration Account” has the meaning specified in Section 6 of the Security Agreement.

“Related Transferred Rights” means

(a) all cash collections and other cash proceeds of the Transferred Receivables (including, without limitation, (x) all cash proceeds of items (b) through (g) below and (y) all cash collections and other cash proceeds deemed to have been received, and actually paid, pursuant to Section 2.03 of the RSA Agreement),

(b) all security agreements, invoices or other Contracts that relate to any of the Transferred Receivables,

(c) all goods (including returned goods (except as otherwise provided in the Intercreditor Agreement)), if any, relating to the sale which gave rise to any of the Transferred Receivables,

(d) all other security interests or liens and property subject thereto from time to time purporting to secure payment of any Transferred Receivable, whether pursuant to the invoice or other Contract relating to such Transferred Receivable or otherwise, together with all financing statements signed or authenticated by an obligor in respect of any Transferred Receivable describing any collateral securing any Transferred Receivable,

(e) all lock boxes and accounts (other than the Inventory Concentration Account, the Sweep Account and the Cash Collateral Account) to which collections under (a) are sent and deposited, and all funds and investments therein,

(f) all letter of credit rights, guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of the Transferred Receivables, whether pursuant to the invoice or other Contract relating to any Transferred Receivable or otherwise,

(g) all invoices, Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to the Transferred Receivables and the obligors thereon, and

(h) all proceeds of the items described in foregoing paragraphs, together with all of the transferee’s rights, remedies, powers and privileges with respect to the Transferred Receivables.

“Securitization Facility” means (i) the receivables securitization facility established pursuant to the Receivables Sale Agreement dated as of December 17, 2003 (as amended from time to time, the “RSA Agreement”) between Equistar and the other sellers party thereto, as Seller, Equistar Receivables II, LLC, as Buyer, and Equistar, as Buyer’s Servicer, and the Receivables Purchase Agreement dated as of December 17, 2003 among Equistar Receivables II, LLC, as Seller, Equistar, as Servicer, the Purchasers party thereto, Citicorp USA, Inc., as administrative agent and the other agents party thereto and (ii) any substantially similar replacement receivables securitization facility.

“Security Agreement” means the Security Agreement dated as of December 17, 2003 among Equistar, the other Borrowers and Guarantors party thereto and the Administrative Agent.

“Sweep Account” has the meaning specified in Section 6 of the Security Agreement.

“Transferred Receivables” means any Receivables that have been sold, contributed or otherwise transferred to Equistar Receivables II, LLC in connection with the Securitization Facility.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

EXHIBIT B

to Security Agreement

SECURITY AGREEMENT SUPPLEMENT

SECURITY AGREEMENT SUPPLEMENT dated as of             ,         , between [NAME OF LIEN GRANTOR] (the “Lien Grantor”) and Citicorp USA, Inc., as Administrative Agent.

WHEREAS, Equistar Chemicals, LP and Citicorp USA, Inc., as Administrative Agent, are parties to a Security Agreement dated as of December 17, 2003 (as heretofore amended and/or supplemented, the “Security Agreement”) under which Equistar Chemicals, LP secures certain of its obligations (the “Secured Obligations”);

WHEREAS, [name of Lien Grantor] desires to become [is] a party to the Security Agreement as a Lien Grantor thereunder; and

WHEREAS, terms defined in the Security Agreement (or whose definitions are incorporated by reference in Section 1 of the Security Agreement) and not otherwise defined herein have, as used herein, the respective meanings provided for therein;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Grant of Transaction Liens. (a) In order to secure the Secured Obligations, the Lien Grantor grants to the Administrative Agent for the benefit of the Secured Parties a continuing security interest in all the following property of the Lien Grantor, whether now owned or existing or hereafter acquired or arising and regardless of where located (the “New Collateral”):

[describe property being added to the Collateral]2

(b) With respect to each right to payment or performance included in the Collateral from time to time, the Transaction Lien granted therein includes a continuing security interest in all right, title and interest of the Lien Grantor in (i) any Supporting Obligation that supports such payment or performance and (ii) any Lien that (x) secures such right to payment or performance or (y) secures any such Supporting Obligation.

[2]	If the Lien Grantor is not already a party to the Security Agreement clauses (i) through (viii) of Section 3(a) of the Security Agreement, as well as Section 3(b) of the Security Agreement, may be appropriate.

(c) With respect to all Inventory included on the Collateral from time to time, the Lien Grantor hereby grants to the Administrative Agent an irrevocable, fully paid, non-exclusive, transferable license to use any Intellectual Property which is embodied in, or the use of which is necessary or desirable in order to realize the value of such Inventory.

(d) The foregoing Transaction Liens are granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or transfer or in any way affect or modify, any obligation or liability of the Lien Grantor with respect to any of the New Collateral or any transaction in connection therewith.

2. Party to Security Agreement. Upon delivering this Security Agreement Supplement to the Administrative Agent, the Lien Grantor (x) will become a party to the Security Agreement and will thereafter have all the rights and obligations of a Guarantor and a Lien Grantor thereunder and be bound by all the provisions thereof as fully as if the Lien Grantor were one of the original parties thereto and (y) will become a party to the Intercreditor Agreement and will thereafter have all the rights and obligations of a “Loan Party” thereunder (and as defined therein) and be bound by all the provisions thereof as fully as if the Lien Grantor were one of the original “Loan Parties” party thereto.3

3. Address of Lien Grantor. The address, facsimile number and e-mail address of the Lien Grantor for purposes of Section 15 of the Security Agreement are:

[address, facsimile number and e-mail address of Lien Grantor]

4. Representations and Warranties.4 (a) The Lien Grantor is a [    ] duly organized, validly existing and in good standing under the laws of its jurisdiction of organization specified in its Perfection Certificate.

(b) The Lien Grantor has delivered a Perfection Certificate to the Administrative Agent. The information set forth therein is correct and complete as of the date hereof.

(c) The execution and delivery of this Security Agreement Supplement by the Lien Grantor and the performance by it of its obligations under the Security Agreement as supplemented hereby are within its corporate or other powers, have been duly authorized by all necessary corporate or other action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not

[3]	Delete Sections 4 and 5 if the Lien Grantor is already a party to the Security Agreement.
[4]	Modify as needed if the Lien Grantor is not a corporation.

contravene, or constitute a default under, any provision of applicable law or regulation or of its Organizational Documents, or of any agreement, judgment, injunction, order, decree or other instrument binding upon it or result in the creation or imposition of any Lien (except a Transaction Lien) on any of its assets.

(d) The Security Agreement as supplemented hereby constitutes a valid and binding agreement of the Lien Grantor, enforceable in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting creditors’ rights generally and (ii) general principles of equity.

(e) Each of the representations and warranties set forth in Sections 4 through 5 of the Security Agreement is true as applied to the Lien Grantor and the New Collateral. For purposes of the foregoing sentence, references in said Sections to a “Lien Grantor” shall be deemed to refer to the Lien Grantor, references to Schedules to the Security Agreement shall be deemed to refer to the corresponding Schedules to this Security Agreement Supplement, references to “Collateral” shall be deemed to refer to the New Collateral, and references to the “Effective Date” shall be deemed to refer to the date on which the Lien Grantor signs and delivers this Security Agreement Supplement.

5. Governing Law. This Security Agreement Supplement shall be construed in accordance with and governed by the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement Supplement to be duly executed by their respective authorized officers as of the day and year first above written.

EQUISTAR CHEMICALS, LP

By:
Name:
Title:

CITICORP USA, INC., as Administrative Agent

By:
Name:
Title:

B-4